                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as Permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                     Pacific Aerospace & Electronics, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:

Notes:

                     PACIFIC AEROSPACE & ELECTRONICS, INC.

--------------------------------------------------------------------------------

    Notice of Annual Meeting of Shareholders to Be Held on October 10, 2000

--------------------------------------------------------------------------------

The Annual Meeting of Shareholders of Pacific Aerospace & Electronics, Inc., a Washington corporation (the "Company"), will be held at the West Coast Wenatchee Convention Center, located at 121 North Wenatchee Avenue, Wenatchee, Washington, on Tuesday, October 10, 2000, at 3:00 p.m. Pacific Daylight Time, for the following purposes:

     1.   To elect six directors of the Company;

     2. To ratify the appointment of KPMG LLP as the independent auditors of the Company; and

     3. To transact any other business that may properly come before the Annual Meeting.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only shareholders of record at the close of business on August 18, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting.

Please complete, sign, and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote personally on all matters brought before the meeting. A list of shareholders will be available for inspection by the shareholders at the Company's corporate headquarters at 430 Olds Station Road, Third Floor, Wenatchee, Washington 98801.

                                     By Order of the Board of Directors,

                                     /s/ Donald A. Wright

                                     Donald A. Wright
                                     Chairman of the Board,
                                     Chief Executive Officer and President

September 7, 2000
Wenatchee, Washington


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                     PACIFIC AEROSPACE & ELECTRONICS, INC.

                       430 Olds Station Road, Third Floor
                          Wenatchee, Washington 98801
                                (509) 667-9600

--------------------------------------------------------------------------------

                                PROXY STATEMENT

--------------------------------------------------------------------------------

Purpose
-------

The Board of Directors of Pacific Aerospace & Electronics, Inc., a Washington corporation (the "Company"), is furnishing this Proxy Statement in connection with its solicitation of proxies to be voted at the Company's 2000 annual meeting of shareholders (the "Annual Meeting"). The Annual Meeting will be held at the West Coast Wenatchee Convention Center, 121 North Wenatchee Avenue, Wenatchee, Washington, on Tuesday, October 10, 2000, at 3:00 p.m. Pacific Daylight Time. The accompanying Notice of Annual Meeting of Shareholders, this Proxy Statement, and the enclosed proxy are first being mailed to shareholders on or about September 7, 2000.

Record Date and Outstanding Shares
----------------------------------

The Board of Directors has fixed August 18, 2000, as the record date (the "Record Date") for determining the holders of the Company's common stock, $.001 par value (the "Common Stock") who are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 34,261,160 shares of Common Stock outstanding and entitled to vote (the "Voting Shares").

Proxies
-------

The Board of Directors is soliciting the enclosed proxy for use at the Annual Meeting and any adjournments of the meeting and will not vote the proxy at any other meeting. All proxies that are properly executed, received by the Company prior to or at the Annual Meeting, and not properly revoked by the shareholder in accordance with the next paragraph, will be voted at the Annual Meeting or any adjournments thereof in accordance with the instructions in the proxy.

Revocation of Proxies
---------------------

The person giving any proxy in response to this solicitation may revoke it at any time before the proxy is voted:

     . by filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy; or

     . by signing and dating a subsequent proxy relating to the same Voting Shares and delivering it to the Secretary of the Company before the Annual Meeting; or

     . by attending the Annual Meeting and voting in person. However, attendance at the Annual Meeting without voting in person will not constitute a revocation of a proxy.

Any written notice revoking a proxy should be sent to Pacific Aerospace & Electronics, Inc., 430 Olds Station Road, Third Floor, Wenatchee, Washington, 98801, Attention: Sheryl A. Symonds, Secretary, or hand delivered to Ms. Symonds at the Annual Meeting, at or before the taking of the vote.

Quorum
------

The presence in person or by proxy of at least a majority of the Voting Shares is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be considered represented at the meeting for the purpose of determining a quorum.

Voting
------

The Voting Shares represented by each proxy will be voted in accordance with the instructions given on the proxy. If no instructions are indicated, the proxy will be voted as follows:

     . FOR the six nominees to the Board of Directors named in this Proxy Statement;

     . FOR ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending May 31, 2001; and

     . at the discretion of the persons named in the proxy, on any other business that may properly come before the Annual Meeting.

Results of Voting
-----------------

Under applicable law and the Company's Articles of Incorporation and Bylaws, if a quorum is present at the Annual Meeting:

     1. The six nominees for election to the Board of Directors who receive the largest number of the votes cast for the election of directors by the holders of the Voting Shares present in person or represented by proxy will be elected directors. Each shareholder will be entitled to one vote for each Voting Share held by that shareholder, and will not be entitled to cumulate votes in the election of directors.

     2. The appointment of KPMG LLP as the Company's independent auditors will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against it.

Abstentions and broker non-votes will have no effect on the outcome of the voting because they will not represent votes cast.

Notice to Beneficial Owners of Voting Shares
--------------------------------------------

Any Voting Shares held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and should instruct the person or entity in whose name the shares are held how to vote. Therefore, if any Voting Shares are held in "street name" by a brokerage house, only the brokerage house may vote or appoint a proxy to vote the shares. Beneficial owners should receive instructions from their brokerage houses that the beneficial owners must follow in order to direct the voting of their shares.

Solicitation of Proxies
-----------------------

The Company will bear the cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by the Board of Directors. Solicitation will be made by mail and, in addition, may be made by directors, officers, and employees of the Company personally, or by telephone or facsimile. The Company will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to the beneficial owners of the Common Stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.


PROPOSAL 1 - ELECTION OF DIRECTORS
             ---------------------

Nominees
--------

The Board of Directors of the Company will consist of six directors, who will be elected at the Annual Meeting to serve until their successors are elected at the next annual meeting of shareholders. Unless a proxy received by the Company directs otherwise or is properly revoked, that proxy will be voted FOR the election of the following six nominees:

Name                        Age    Director Since   Position with Company
----                        ---    --------------   ----------------------

Donald A. Wright             48    02/95            Chairman of the Board, Chief
                                                    Executive Officer and
                                                    President

Werner Hafelfinger           54    08/98            Director, Chief Operating
                                                    Officer and Vice President
                                                    Operations

Dale L. Rasmussen            50    06/97            Director

Gene C. Sharratt, Ph.D.      53    N/A              Director Nominee

Robert M. Stemmler           65    05/99            Director

William A. Wheeler           66    06/97            Director

All of the nominees except Gene C. Sharratt are currently directors of the Company. Dr. Sharratt has been nominated to fill the Board position currently held by Dr. Allen W. Dahl, who is retiring from the Board at the Annual Meeting. If any nominee is unable to stand for election, the Voting Shares represented by all proxies in favor of the above slate will be voted for the election of the substitute nominee recommended by the Board of Directors. The Company is not aware that any nominee is or will be unable to stand for election.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                    "FOR" ALL OF THE NOMINEES NAMED ABOVE.

Directors and Executive Officers
--------------------------------

The following table sets forth information as of August 18, 2000, regarding the current directors and those nominated to become directors, and the executive officers of the Company.

Name                            Age         Position with Company
--------------------------------------------------------------------------------

Donald A. Wright                 48         Chairman of the Board, Chief
                                            Executive Officer And President

Werner Hafelfinger               54         Chief Operating Officer, Vice
                                            President Operations, Director

Nick A. Gerde                    55         Chief Financial Officer, Vice
                                            President Finance, Treasurer and
                                            Assistant Secretary

Sheryl A. Symonds                45         Vice President Administration,
                                            General Counsel And Secretary

Allen W. Dahl, M.D.              72         Director

Dale L. Rasmussen                50         Director

Gene C. Sharratt, Ph.D.          53         Director Nominee

Robert M. Stemmler               65         Director

William A. Wheeler               66         Director

Donald A. Wright. Donald A. Wright has been the Chairman of the Board, Chief Executive Officer and President of the Company since February 1995, and of its predecessors since 1990. Mr. Wright is also an officer and director of each of the Company's operating subsidiaries.

Werner Hafelfinger. Werner Hafelfinger has been a director of the Company since August 17, 1998. Mr. Hafelfinger has been Vice President Operations and Chief Operating Officer of the Company since March 1999. Mr. Hafelfinger was employed by St. Jude Medical (Cardiac Rhythm Management Division), a manufacturer of implantable medical devices, from 1984 until February 1999, where he served as Vice President of Global Manufacturing.

Nick A. Gerde.   Nick A. Gerde has been the Vice President Finance and Chief
Financial Officer of the Company since February 1995. He has been the Treasurer of the Company since August 1996, and Assistant Secretary since November 1996. Mr. Gerde is also an officer and director of each of the Company's operating subsidiaries. Mr. Gerde served as a Business Development Specialist with the Economic Development Council of North Central Washington from July 1993 to June 1994, and as Vice President of Televar Northwest, Inc. (formerly a subsidiary of Orca Technologies, Inc.) from July 1994 to February 1995.

Sheryl A. Symonds.   Sheryl A. Symonds has been the Vice President
Administration and General Counsel of the Company since September 1997. Prior to joining the Company, Ms. Symonds was a partner at Stoel Rives LLP, currently the Company's primary outside legal counsel. Ms. Symonds joined Stoel Rives LLP in 1985 and became a partner in 1992. Ms. Symonds has been Secretary of the Company since August 1996 and is also Secretary of each of the Company's operating subsidiaries.

Allen W. Dahl. Dr. Allen W. Dahl has been a director of the Company since February 1995, and of its predecessors since September 1994. Dr. Dahl is retired from practice as a physician in the Puget Sound region of Washington. Dr. Dahl has announced his retirement from the Board of Directors as of the annual meeting of shareholders to be held on October 10, 2000.

Dale L. Rasmussen. Dale L. Rasmussen has been a director of the Company since June 1997. Mr. Rasmussen has been employed as the Senior Vice President and Secretary of IMPCO Technologies, Inc. since 1989.

Gene C. Sharratt. Dr. Gene C. Sharratt has been nominated to become a director of the Company at the annual meeting of shareholders to be held on October 10, 2000. Dr. Sharratt has been Superintendent of the North Central Education Service District in Wenatchee, Washington since July 1991.

Robert M. Stemmler. Robert M. Stemmler has been a director of the Company since May 14, 1999. Mr. Stemmler has been the Chairman, CEO and President of IMPCO Technologies, Inc. since 1993.

William A. Wheeler. William A. Wheeler has been a director of the Company since June 1997. Mr. Wheeler retired from Dowty Aerospace Yakima in May 1997, where he served as President, Chief Executive Officer and Chairman of the Board of Directors since 1979.

Tenure
------

Directors of the Company hold office until the next annual meeting of the Company's shareholders and until their successors have been elected and duly qualified. The Board of Directors appoints the Company's executive officers at the first Board meeting after each annual meeting of shareholders. Executive officers hold office at the pleasure of the Board of Directors.

Nominations
-----------

The Nominating Committee will consider written proposals from shareholders for nominees for directors to be elected at the 2001 annual meeting of shareholders that are submitted to the Secretary of the Company by May 10, 2001, and that contain sufficient background information concerning the nominee to permit a judgment to be made as to his or her qualifications.

Director Compensation
---------------------

Under the Company's Amended and Restated Independent Director Stock Plan, each non-employee director of the Company receives an initial award of options to purchase 2,500 shares of Common Stock when that director is first elected and an annual award of options to purchase 10,000 shares of Common Stock. In addition, non-employee directors receive $1,000 in cash per year for each committee on which they serve, and an additional $500 in cash per year for serving as chairperson of a committee. The Board may elect to pay any of the cash fees in shares of Common Stock. All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Vacancies
---------

Replacement directors for vacancies resulting from an increase in the size of the Board of Directors or the resignation or removal of a director may be appointed by the Board of Directors, or may be elected by the shareholders at a special meeting. Directors so appointed or elected hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

Board of Directors Meetings
---------------------------

The Company's Board of Directors met four times during fiscal 2000. The committees met as follows: Option Committee, once; Finance and Audit Committee, three times; and Compensation Committee, once. The Nominating Committee did not meet, but took action by unanimous written consent. Each incumbent director attended at least 75% of all meetings of the Board of Directors and the committees of which the director was a member during the period he was a director in fiscal 2000. The Board of Directors and the committees also approved a number of actions by unanimous written consent.

Committees of the Board of Directors
------------------------------------

The Board of Directors has a number of committees, as follows:

-------------------------------------------------------------------------------------------------------------------
Committee                         Function                                                       Current Members
-------------------------------------------------------------------------------------------------------------------
Option Committee                  Administers the Company's Amended and Restated Stock           Dr. Dahl
                                  Incentive Plan and 1999 Stock Incentive Plan.                  Mr. Rasmussen
                                                                                                 Mr. Stemmler
-------------------------------------------------------------------------------------------------------------------

Finance and Audit Committee       Reviews the Company's accounting policies, practices,          Mr. Rasmussen
                                  internal accounting controls and financial reporting.  Also    Mr. Stemmler
                                  oversees engagement of the Company's independent auditors      Mr. Wheeler
                                  and monitors management implementation of the
                                  recommendations and findings of the Company's independent
                                  auditors.

-------------------------------------------------------------------------------------------------------------------

Compensation Committee            Establishes salaries, incentives and other compensation for    Mr. Wheeler
                                  the chief executive officer, chief operating officer, chief    Dr. Dahl
                                  financial officer, general counsel, subsidiary presidents      Mr. Rasmussen
                                  and other key employees of the Company and its
                                  subsidiaries. Also administers policies relating to
                                  compensation and benefits, including the Amended and
                                  Restated Independent Director Stock Plan and the Employee
                                  Stock Purchase Plan.

-------------------------------------------------------------------------------------------------------------------

Nominating Committee              Recommends individuals to be presented to the shareholders     Mr. Wright
                                  for election or reelection to the Board of Directors.          Mr. Rasmussen
                                                                                                 Mr. Stemmler

-------------------------------------------------------------------------------------------------------------------

Securities Ownership of Directors, Executive Officers and Principal Shareholders
--------------------------------------------------------------------------------

The following table shows, to the best of the Company's knowledge based on the records of the Company's transfer agent and the Company's records on issuances of shares, as adjusted to reflect changes in ownership documented in filings with the Securities and Exchange Commission made by certain shareholders and provided to the Company pursuant to Section 16 of the Exchange Act, and statements provided to the Company by certain shareholders, the Common Stock owned as of August 18, 2000, by (1) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (2) each of the Company's current directors and those nominated to become directors; (3) the Named Executives; and (4) all executive officers and the current directors of the Company as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                             Amount and Nature of         Percentage of
Name and Address of Beneficial Owner:                       Beneficial Ownership (1)      Common Stock
------------------------------------                        ------------------------      -------------
Donald A. Wright (2)                                                2,655,710                 7.19%
c/o Pacific Aerospace & Electronics, Inc.
430 Olds Station Road, Third Floor
Wenatchee, WA 98801

Allen W. Dahl, M.D. (3)                                                42,401                   *
7300 Madrona Drive NE
Bainbridge Island, WA 98110

Werner Hafelfinger(4)                                                 289,048                   *
c/o Pacific Aerospace & Electronics, Inc.
430 Olds Station Road, Third Floor
Wenatchee, WA 98801

Dale L. Rasmussen (3)                                                  20,492                   *
c/o IMPCO Technologies, Inc.
708 Industrial Drive
Tukwila, WA  98188

Gene C. Sharratt, Ph.D.(5)                                                 --                   *
c/o North Central Educational Service District
P.O. Box 1847
Wenatchee, WA  98807

Robert M. Stemmler (6)                                                  8,137                   *
c/o IMPCO Technologies, Inc.
16804 Gridley Place
Cerritos, CA  90703

William A. Wheeler (3)                                                 18,092                   *
2011 Lombard Lane
Yakima, WA 98902

Nick A. Gerde (7)                                                     315,676                   *
c/o Pacific Aerospace & Electronics, Inc.
430 Olds Station Road, Third Floor
Wenatchee, WA 98801

Sheryl A. Symonds (8)                                                 265,999                   *
c/o Pacific Aerospace & Electronics, Inc.
430 Olds Station Road, Third Floor
Wenatchee, WA 98801

All executive officers and current directors as a group             3,615,555                 8.91%
(8 persons) (9)

----------------
 *   Less than 1%.

(1) Shares that a person has the right to acquire within 60 days are treated as outstanding for determining the amount and percentage of Common Stock owned by such person but are not deemed to be outstanding as to any other person or group.

(2) Includes (a) 4,000 shares issuable upon exercise of public warrants, (b) 100,000 shares issuable upon exercise of another warrant, and (c) 2,132,560 shares issuable upon exercise of vested stock options.

(3) Includes 10,000 shares issuable upon exercise of vested stock options. Does not include 10,000 shares issuable upon exercise of unvested stock options.

(4)  Includes 160,000 shares issuable upon exercise of vested stock options.

(5) Dr. Sharratt has been nominated to become a director of the Company at the annual meeting of shareholders to be held on October 10, 2000.

(6) Includes 6,637 shares issuable upon exercise of vested stock options. Does not include 10,000 shares issuable upon exercise of unvested stock options.

(7) Includes (a) 4,000 shares issuable upon exercise of public warrants, (b) 25,000 shares issuable upon exercise of another warrant, and (c) 246,056 shares issuable upon exercise of vested stock options.

(8) Includes (a) 500 shares issuable upon exercise of public warrants and (b) 260,000 shares issuable upon exercise of vested stock options.

(9) Includes currently exercisable warrants and options to purchase up to 2,968,753 shares of Common Stock.

Executive Compensation
----------------------

Summary Compensation Table

The following table sets forth in summary form the compensation paid by the Company to the Chief Executive Officer and to the Company's three most highly compensated executive officers (the "Named Executives") for services in all capacities to the Company for the last three fiscal years:

                                                                         Long-Term Compensation
                                               Annual Compensation       ----------------------
                                               -------------------       Securities Underlying         Other Annual
Name and Principal Position    Fiscal Year          Salary ($)            Options/SARs(#) (1)         Compensation ($)
---------------------------    -----------     -------------------       ----------------------       ----------------
Donald A. Wright                  2000                 292,008                  450,000(2)                 5,800(4)
CEO and President                 1999                 247,551                1,000,000(3)                 5,547(4)
                                  1998                 192,000                  650,000(5)                 4,800(6)

Werner Hafelfinger                2000                 175,000                  100,000(2)                 2,500(6)
COO, VP Operations                1999(7)               33,654                   50,000(8)                   600(6)

Nick A. Gerde                     2000                 140,000                  100,000(2)                 2,500(6)
CFO, VP Finance, Treasurer        1999                 130,000                  116,056(3)                 2,400(6)
and Assistant Secretary           1998                 100,000                   75,000(5)                 2,400(6)

Sheryl A. Symonds                 2000                 176,364                  100,000(2)                    --
VP Administration, General        1999                 160,973                  160,000(3)                    --
Counsel and Secretary             1998(9)              105,000                  160,000(5)                    --

-----------------
(1)  Represents options to purchase shares of Common Stock.

(2) One-half of these options were granted in June 1999 with respect to fiscal 1999, and one-half were granted in May 2000, with respect to fiscal 2000.

(3) Represents repricing of previously granted options. On December 4, 1998, the Board of Directors approved the repricing of outstanding options under the Company's Amended and Restated Stock Incentive Plan. For purposes of this table, repriced options are considered to be option grants and, therefore, are required to be included in the table as options granted in fiscal 1999. Other than repricing of options, no options were granted to Mr. Wright, Mr. Gerde, or Ms. Symonds during fiscal 1999.

(4) Represents estimated value of the personal use of Company vehicles ($5,000 in fiscal 2000; $4,800 in fiscal 1999) and premiums on $2 million of key-man life insurance denoting Mr. Wright's spouse as beneficiary.

(5) These options were repriced in fiscal 1999, and the entire balance is also included in this table as options granted during fiscal 1999. See footnote
     (3) above.

(6)  Represents estimated value of the personal use of a Company vehicle.

(7) Represents the compensation received by Mr. Hafelfinger during the three months he was employed by the Company in fiscal year 1999.

(8) Does not include options to purchase 10,000 shares granted to Mr. Hafelfinger in October 1998 under the Amended and Restated Independent Director Stock Plan, when Mr. Hafelfinger was a non-employee director of the Company.

(9) Represents the compensation received by Ms. Symonds during the nine months she was employed by the Company in fiscal year 1998.

Option Grants Table

The following table sets forth information on grants of stock options by the Company during the year ended May 31, 2000 to the Named Executives:

                            Securities         % of Total
                            Underlying      Options Granted                                            Grant Date
                         Options Granted    to Employees in    Exercise or Base                      Present Value(1)
Name                           (#)            Fiscal Year       Price ($/Share)    Expiration Date         ($)
----                     ---------------    ---------------    ----------------    ---------------   ----------------
Donald A. Wright              225,000            24.73%             $1.6875            5/31/09           $309,000
                              225,000            24.73%             $1.5000            5/04/10           $324,000

Werner Hafelfinger             50,000             5.49%             $1.6875            5/31/09           $ 69,000
                               50,000             5.49%             $1.5000            5/04/10           $ 72,000

Nick A. Gerde                  50,000             5.49%             $1.6875            5/31/09           $ 69,000
                               50,000             5.49%             $1.5000            5/04/10           $ 72,000

Sheryl A. Symonds              50,000             5.49%             $1.6875            5/31/09           $ 69,000
                               50,000             5.49%             $1.5000            5/04/10           $ 72,000

------------------
(1) Although the Company believes that it is not possible to place a value on an option, in accordance with the rules of the SEC, the Company has used a Black-Scholes model of option valuation to estimate grant date present value. The actual value realized, if any, may vary significantly from the values estimated by this model. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised. The assumptions used to estimate the grant date present value of this option were: volatility (71.86% and 121.75%); risk-free rate of return (6%); dividend yield (0%); and time of exercise (remaining life 10 years).

Aggregated Options and Fiscal Year-End Option Values

The following table summarizes the aggregate employee stock options and non-public warrants, and their market values at May 31, 2000, held by the Named
Executives:

                                                                                        Value of Unexercised
                                             Number of Securities Underlying            In-the-Money Options
                                            Unexercised Options at FY-end (#)             at FY-end ($) (1)
                                           ------------------------------------  -----------------------------------
Name                                          Exercisable       Unexercisable      Exercisable       Unexercisable
----                                       -----------------  -----------------  ----------------  -----------------
Donald A. Wright                               2,232,560               --                --                --
Werner Hafelfinger (2)                           150,000               --                --                --
Nick A. Gerde                                    266,178            4,878                --                --
Sheryl A. Symonds                                260,000               --                --                --

(1) No options or warrants held by the Named Executives had exercise prices of less than $1.25 per share, the closing price of the Common Stock on May 31, 2000.

(2) Does not include options to purchase 10,000 shares granted to Mr. Hafelfinger in October 1998 under the Amended and Restated Independent Director Stock Plan, when Mr. Hafelfinger was a non-employee director of the Company.

Employment Agreements

The Company has entered into employment agreements with each of the Named Executives. The employment agreements employ Mr. Wright through fiscal 2003, and employ Mr. Hafelfinger, Mr. Gerde, and Ms. Symonds through fiscal 2002. The employment agreements provide for an annual salary in fiscal 2001 of $335,809, $200,000, $150,000 and $190,473, for Mr. Wright, Mr. Hafelfinger, Mr. Gerde, and Ms. Symonds, respectively. The employment agreements also provide for the annual grant to each of the Named Executives of options to purchase up to 275,000 shares of Common Stock for Mr. Wright, and up to 50,000 shares of Common Stock for Mr. Hafelfinger, Mr. Gerde, and Ms. Symonds. Of these, 50,000 of Mr. Wright's options are fixed, 25,000 of the other Named Executive's options are fixed, and the remainder are discretionary. The exercise price of any such options is equal to the fair market value of the Common Stock on the date of grant. Each option may contain vesting and other terms as are approved by the Board of Directors, and will expire ten years after the date of grant. If a Named Executive's employment with the Company is terminated without cause, or if there is a change of control, as those terms are defined in their employment agreements, the Company will be required to make severance payments equal to, in the case of Mr. Wright, twice Mr. Wright's then-current annual base salary; in the case of Mr. Gerde, one times his then-current annual base salary; in the case of Ms. Symonds, one and one-half times her then-current annual base salary; and in the case of Mr. Hafelfinger, twice his then-current annual base salary in the event of a change in control or one times his then-current annual base salary if he is terminated without cause. Under these employment agreements, Mr. Wright, Mr. Hafelfinger, and Mr. Gerde agree not to compete with the Company for two years following termination of employment. In May 1999, the Board of Directors adopted a management incentive compensation program, which provides for the payment of cash bonuses to the Named Executives, the group presidents, and certain other senior managers, upon attainment of certain goals. Under this program, each of the Named Executives could have earned a cash bonus for fiscal 2000 of 10% of his or her annual salary if the Company achieved budgeted operating income levels for the year and an additional 5% if the Company exceeded budgeted operating income by 10%. In addition, each of the Named Executives could have earned a cash bonus of up to 5% of his or her annual salary upon achieving personal goals and objectives for a possible total bonus of 20% of annual salary. The Named Executives did not earn any bonus under this program for fiscal 2000 because the Company did not earn a profit. In August 2000, the Board of Directors amended the management incentive compensation program for fiscal 2001. Under the amended program, each of the Named Executives can earn a cash bonus of 10% of his or her annual salary if the Company achieves both budgeted revenue and budgeted operating income levels for the year and an additional 5% if the Company exceeds these budgeted amounts by 10%, for a possible total bonus of 15% of annual salary.

Certain Tax Considerations Related to Executive Compensation

As a result of Section 162(m) of the Code, if the Company pays more that $1,000,000 in compensation to a "covered employee" (the chief executive officer and the next four highest paid employees) in a single year, then the Company's deduction for such compensation could be limited to $1,000,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of William A. Wheeler, Allen W. Dahl and Dale L. Rasmussen, none of whom are employees or current or former owners of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee. The Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors: William A. Wheeler, Chairman, Allen W. Dahl, and Dale L. Rasmussen. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. From time to time officers of the Company attend meetings of the Committee. However, no officer is present during discussions or deliberations regarding his or her own compensation.

Responsibilities of the Committee. The Committee's purpose is to provide a compensation environment that will support and assist in fulfilling the corporate mission and purpose. The Committee is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies, reviewing the performance of the Company's Chief Executive Officer, and determining the level of compensation to be paid to executive officers and certain key employees of the Company. The Committee coordinates its efforts with the Company's Option Committee with respect to the grant of stock options to executive officers and key employees under the Company's Amended and Restated Stock Incentive Plan and 1999 Stock Incentive Plan (the "Stock Incentive Plans"). The Committee also administers the Company's Amended and Restated Independent Director Stock Plan and the Company's Employee Stock Purchase Plan.

Executive Compensation. The Company's executive compensation program is designed to support the achievement of Company goals and to ensure that the interests of executive officers and key employees are aligned with the success of the Company. Consequently, a significant portion of the compensation of executive officers and key employees has been through the grant of options under the Stock Incentive Plans. The Committee believes that tying a significant portion of executive compensation to the growth of the Company's stock price helps align the interests of management with those of the Company's shareholders.

Compensation of the Chief Executive Officer. Mr. Wright's salary increased at the beginning of fiscal 2000 in accordance with his employment agreement. At the end of fiscal 2000, the Committee reviewed Mr. Wright's compensation level, as required by his employment agreement, and determined that the annual salary increase under the employment agreement should remain the same, at 15% per year. In making this determination, the Committee reviewed a number of criteria, including relevant data from a third party compensation survey. In using the survey, the Committee compared the Company to other Northwest publicly-traded manufacturing companies within the applicable revenue range. Based on the survey information, the Committee concluded that the approved percentage increase would put Mr. Wright at approximately the median in terms of base salary for chief executive officers of similarly situated Northwest manufacturing companies.

Annual Salaries. Annual salaries for the Named Executives are set pursuant to the terms of employment agreements with Mr. Wright, Mr. Hafelfinger, Mr. Gerde and Ms. Symonds. The presidents of the Company's operating groups also have employment agreements that establish their annual salaries. Annual salaries under the employment agreements are subject to increase on an annual basis in accordance with the terms of those agreements. All of these employment agreements are approved by the Committee when they are first signed. From time to time, the Committee has also elected to review these contracts annually. In May 2000, the Committee reviewed Mr. Hafelfinger's contract and, after considering his duties and applicable third-party compensation survey data, raised his salary from $190,000 to $200,000 for fiscal 2001.

Incentive Compensation Program. In May 2000, the Board of Directors adopted a management incentive compensation program, which provides for the payment of cash bonuses to the executive officers, the group presidents, and certain other senior managers, upon attainment of certain goals. The purpose of the plan is to provide a direct financial incentive to achieve predetermined levels of Company performance. Under this program, each of the participants could have earned a cash bonus for fiscal 2000 of 10% of their annual salary upon achieving budgeted operating income levels for the year and an additional 5% upon exceeding budgeted operating income by 10%. In addition, each person could have earned a cash bonus of up to 5% of their annual salary upon achieving personal goals and objectives established with his or her supervisor and agreed to by the chief executive officer, for a possible total bonus of 20% of annual salary. Each of the Named Executives asked the Committee not to be considered for cash bonuses for fiscal 2000 because the Company did not make a profit in fiscal 2000. After the end of fiscal 2000, the Committee reviewed the results of the program and recommended that the Board of Directors amend the program for fiscal 2001. Under the program, as amended, each participant can earn a cash bonus of 10% of his or her annual salary if the Company achieves both budgeted revenue and budgeted operating income levels for the year and an additional 5% if the Company exceeds those budgeted amounts by 10%, for a possible total bonus of 15% of annual salary.

Long-Term Incentive Compensation. The Stock Incentive Plans are long-term incentive plans for executives, managers, and other employees of the Company. The objective of the plans is to align employee and shareholder long-term interests by creating a strong and direct link between compensation and shareholder value. The Stock Incentive Plans authorize the Board of Directors, or a committee of the Board, to award stock options to officers and other employees of the Company, as well as to directors and consultants. The Board of Directors has designated the Option Committee to administer the Stock Incentive Plans, and the Committee works with the Option Committee with respect to the grant of options to executive officers and key employees. Stock options are granted at an exercise price not less than 100% of the fair market value of the Company's Common Stock on the date of grant. The amount of stock option grants to an individual depends on the person's level of responsibility in the Company and the person's job performance. Stock options granted under the Stock Incentive Plans may contain vesting provisions. All of the Named Executives received stock option grants at the beginning of fiscal 2000 as part of the fiscal 1999 annual option grant program for key employees and at the end of fiscal 2000 as part of the fiscal 2000 annual option grant program for key employees.

Deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers unless the compensation is performance based. The levels of compensation paid by the Company have not exceeded this limit. Although it may be possible in any given year for option exercises to cause an officer's total compensation for that year to exceed $1 million, the Committee believes that any options granted under the Stock Incentive Plan would meet the requirement of being performance-based and would, therefore, not be subject to the $1 million limit on deductibility.

Respectfully submitted,

William A. Wheeler, Chairman
Allen W. Dahl
Dale L. Rasmussen

Performance Graph

The following graph shows a comparison of the cumulative total return on the Company's common stock, the Standard & Poor's ("S&P") 500 Index and the S&P Aerospace/Defense Index, a published industry index, for the period beginning May 31, 1995 and ending May 31, 2000. The graph assumes that $100 was invested on May 31, 1995, in the Company's Common Stock, the S&P 500 Index and the industry index, and that all dividends were reinvested. The stock price information shown on the graph below is not necessarily indicative of future price performance.

                               Performance Graph

                              [PERFORMANCE GRAPH]


----------------------------------------------------------------------------------------------------------------
Company/Index Name                                5/31/95    5/31/96    5/31/97    5/31/98    5/31/99    5/31/00
------------------                                -------    -------    -------    -------    -------    -------
Pacific Aerospace & Electronics, Inc.               100         74         56        111         31         23
S&P 500 Index                                       100        125        159        204        243        266
S&P Aerospace/Defense Index                         100        139        168        176        178        141
----------------------------------------------------------------------------------------------------------------

Compliance With Section 16(a) Beneficial Ownership Reporting Requirements
-------------------------------------------------------------------------

Based solely on a review of Forms 3, 4 and 5, as amended, furnished to the Company pursuant to Rule 16a-3(e) during fiscal 2000, and on written representations of the Company's officers, directors, or principal shareholders ("Reporting Persons") that no other reports were required, the Company believes that, during the fiscal year ended May 31, 2000, the Reporting Persons complied in all material respects with all applicable filing requirements under Section 16(a) of the Exchange Act.

Certain Relationships and Related Transactions
----------------------------------------------

Employment Agreements. The Company has entered into employment agreements with Donald A. Wright, Werner Hafelfinger, Nick A. Gerde and Sheryl A. Symonds. See "Executive Compensation - Employment Agreements."

Condominium. In November 1998, the Company entered into a Condominium Purchase and Sale Agreement (the "Condominium Agreement") with Donald A. Wright, the Company's Chief Executive Officer, President, and Chairman of the Board. Pursuant to the Condominium Agreement, Mr. Wright agreed to purchase from the Company a residential condominium unit within the Company's headquarters building for a total purchase price of $175,000. At the time the Condominium Agreement was executed, the condominium had not been completed. Upon completion, the condominium had a value higher than Mr. Wright's purchase price. As a result, Mr. Wright requested that the purchase be rescinded. The Board of Directors agreed to rescind the purchase, but amended Mr. Wright's employment agreement to require Mr. Wright to reside in the condominium unit. Mr. Wright pays rent on the condominium unit of $750.00 per month. In addition, the Board approved an Option to Purchase, which grants to Mr. Wright the right to purchase the condominium unit. The option became exercisable February 1, 2000. The purchase price would be: (i) $350,000 if the option is exercised prior to February 1, 2001; (ii) $300,000 if the option is exercised on or after February 1, 2001, but prior to February 1, 2002; and (iii) $250,000 if the option is exercised on or after February 1, 2002. The option terminates ten business days after Mr. Wright's employment relationship with the Company ceases for any reason other than death.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
             ---------------------------------------------------

The Board of Directors has directed that the selection of KPMG LLP as the Company's principal independent accountant for the fiscal year ending May 31, 2001, be submitted for ratification by the shareholders at the Annual Meeting. If the appointment of KPMG LLP is not ratified, the selection of other auditors will be considered by the Board of Directors.

The Company has been advised by KPMG LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent public accountants and clients. KPMG LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions from shareholders.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                  RATIFICATION OF THE APPOINTMENT OF KPMG LLP
       AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 2001.

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING
---------------------------------------------

Any shareholder proposal intended for inclusion in proxy materials for the Company's 2001 annual meeting of shareholders must be received in proper form by the Company at its principal office no later than May 10, 2001.

OTHER MATTERS
-------------

The Board of Directors is not aware of any business other than the proposals discussed above that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT AND FINANCIAL STATEMENTS
--------------------------------------

Copies of the Company's 2000 Annual Report to Shareholders and Annual Report on Form 10-K, which includes the Company's financial statements for the fiscal year ended May 31, 2000, accompany this Proxy Statement. Neither the Annual Report nor the Form 10-K are to be treated as part of or incorporated by reference into the proxy solicitation material.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL HAVE YOUR STOCK REPRESENTED BY COMPLETING, SIGNING, DATING AND RETURNING YOUR ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                   By Order of the Board of Directors,

                                   /s/ Donald A. Wright

                                   Donald A. Wright
                                   Chairman of the Board,
                                   Chief Executive Officer and President


September 7, 2000

PROXY
                     PACIFIC AEROSPACE & ELECTRONICS, INC.
                Annual Meeting of Shareholders, October 10, 2000
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                       PLEASE SIGN AND RETURN THIS PROXY

  The undersigned hereby appoints Donald A. Wright and Nick A. Gerde, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Pacific Aerospace & Electronics, Inc. (the "Company"), on October 10, 2000, and any adjournments of that meeting, with all powers that the undersigned would possess, if personally present, with respect to the following:

1. ELECTION OF DIRECTORS:   [_] FOR all nominees except as marked   [_] WITHOUT AUTHORITY to vote for
                                to the contrary below.                  all nominees listed below.

   (Instructions: To withhold authority to vote for any individual, strike a line through the nominee's name below.)

   Werner Hafelfinger, Dale L. Rasmussen, Gene C. Sharratt,
   Robert M. Stemmler, William A. Wheeler, and Donald A. Wright

2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS:
   [_] FOR           [_] AGAINST         [_] ABSTENTION

3. TRANSACTION OF ANY BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED BY THIS PROXY.

                                  (Continued and to be signed on the other side)

The shares represented by this proxy will be voted as specified on the front of this proxy, but if no specification is made, this proxy will be voted (1) FOR the election of the six identified nominees as directors, and (2) FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors. The proxies may vote in their discretion as to other matters that may come before this meeting.

                                      No. of Shares:        Date:         , 2000
                                                    ------        --------


                                      ------------------------------------------
                                               Signature or Signatures

                                      Please date and sign above as your name is printed to the left of the signature line, including designation as executor, trust, etc., if applicable. A corporation must be signed for by the president or other authorized officer.

                                      The Annual Meeting of Shareholders of
                                      Pacific Aerospace & Electronics, Inc. will be held at the West Coast Wenatchee Convention Center, located at 121 North Wenatchee Avenue, Wenatchee, Washington, on October 10, 2000, at 3:00 p.m. Pacific Daylight Time.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and should instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in "street name" by a brokerage house, only the brokerage house may vote or appoint a proxy to vote the shares.